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                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

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                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


THE MERGER - WHAT'S BEING SAID


BY ANALYSTS...

by Gary Plummer

     Investment analysts who cover electric utilities generally reacted positively to the news of the merger of GPU, Inc., and FirstEnergy Corp.
(FE).

     Analyst Barry Abramson of PaineWebber said the merger was positive for GPU shareholders.

     "We believe that in merging with FirstEnergy, GPU is creating value for its shareholders by selling the company at an attractive premium. We believe GPU shareholders are getting a fair value for their shares," he wrote.

     "GPU has sold all of its power plants and is thus a transmission and distribution electric utility. By comparison, FirstEnergy is a vertically integrated utility that has a predominantly baseload fleet of coal-fired and nuclear-fueled power plants. The combination of the two utilities will likely help GPU to meet its `provider-of-last-resort' requirements for electricity customers in its Pennsylvania and New Jersey service territories."

     Analyst Kit Konolige of Morgan Stanley Dean Witter said the merger creates a new "super-regional" utility that will advance FirstEnergy's strategy of expanding its presence in the retail electricity market.

     Based on other utility mergers, the Morgan Stanley analyst believes that completing the merger in the targeted 12 months is unlikely despite FirstEnergy's demonstrated "ability to navigate the regulatory waters and manage the merger process." His analysis assumes the merger will close in the fourth quarter of 2001.

     Konolige also pointed to the deal as another example of the consolidation trend in the electric industry, adding that, "We expect only 10 major players to dominate the space (the industry) within the next five years."

     Ted Olshanski, an analyst with Bear Stearns, pointed to one unusual aspect of the merger.

     "This is the first time we've seen a vertically integrated utility (FirstEnergy) buying a wires-and-pipes company (GPU)," he said.

     Danielle Seitz of Warburg Dillon Read said it made sense for FirstEnergy to gain a foothold in the Middle Atlantic states, given the region's need for power.

     "This gives them a good point to expand further in the Northeast," Seitz said.

     Edward Tirello of Deutsche Banc Alex. Brown, the analyst who first predicted the consolidation of the electric industry back in the 1980s, described the FE-GPU combination as an "excellent deal." "We regard this transaction as positive and believe that the market has missed the opportunities inherent in this merger."

     Tirello warned that this probably won't be the last merger for FirstEnergy.

     "Either they'll acquire more or they'll be acquired," he said. "This is just the tip of the iceberg in the industry."

     Less positive on the merger was Steven Fleishman of Merrill Lynch, who described it as a "reasonable combination" but not an industry-transforming deal like the mergers of PECO Energy and Unicom or Florida Power & Light and Entergy.

     Kyle Rudden of J. P. Morgan voiced disappointment that the price being paid for GPU wasn't higher and that the purchase wasn't made by a foreign utility such as the U.K.'s National Grid Group in an all-cash buyout.

     James Dobson of Donaldson, Lufkin & Jenrette voiced concern about FE's retail strategy and the debt burden resulting from the merger.

     "While we recognize FE's track record of solid plant performance and corporate cost reduction," Dobson said, "we believe the benefits of a retail strategy and unregulated energy services business are less obvious and less immediate."

EDITOR'S NOTE: This story is a summary of analyst's opinions and does not reflect the views of GPU, Inc. or FirstEnergy.

MERGER QUESTIONS AND ANSWERS

Connect! will regularly publish employee questions about the proposed merger and the answers.

WE WERE ADVISED THAT THE TRANSITION WILL TAKE BETWEEN A YEAR AND A YEAR AND A HALF. IS THAT CORRECT?
     It all depends on how quickly we gain regulatory approval.
The longest approval will probably be that of the New Jersey Board of Public Utilities.

WILL WE REMAIN UNDER THE NAME AND COMPANY GPU UNTIL THAT TIME?
     Yes. We will still be GPU. We must keep doing our work diligently because the merger could potentially collapse because of the extensive amount of regulatory approvals that we do need to get. Although we will have to consult with FirstEnergy about a great deal of our business operations, due to the agreement, we will still try to maintain a "business as usual mentality."

DO YOU GO INTO THE NEW COMPANY AS A NEW EMPLOYEE OR ARE YOU ALLOWED TO CARRY WITH YOU YOUR YEARS OF SERVICE?
     You do carry your years with you.

IS IT POSSIBLE THAT WE COULD ACQUIRE ANOTHER UTILITY DURING THIS MERGER TRANSITION PERIOD?

     There are limitations in the Merger Agreement on specifically what we are allowed to do in terms of acquisition. Another acquisition of a regulated utility is prohibited.

WHAT IF YOU DON'T GET TO TAKE VACATION THAT YOU HAVE SAVED UP IN THE NEXT YEAR BECAUSE YOU ARE SO BUSY?
     In the past we have made exceptions to the "use or lose" policy. If you continue with the new company, you will most likely be able to carry over your vacation time.

CAN WE CASH IN OUR PENSION?
     No, we don't offer lump sum options.

WHAT IS THE STATUS ON THE PROGRAMS THAT WOULD TRAIN EMPLOYEES ON WHAT THEY COULD DO OUTSIDE/AFTER GPU?
     We are not far enough along with this yet to determine that. We would like to devise programs that would focus on your skills and make an inventory of your capabilities.

WHAT IS THE MERGER'S IMPACT ON DIVERSIFIED HOLDINGS AND THE SEARCH OF A NEW EXECUTIVE VICE PRESIDENT
     We have decided that it is not prudent to continue the search/interview process at this point in time

ARE WE GOING TO GO AHEAD IN FORMING THE DIVERSIFIED HOLDINGS GROUP?
     Yes, it has been approved by the board.

WHAT OPERATIONS/FUNCTIONS WILL STAY IN MORRISTOWN?
     Most likely the unregulated functions will be headquartered in Morristown. But, the corporate functions will relocate to Akron, Ohio.

DOES FIRSTENERGY HAVE ANY PRESENCE IN NEW JERSEY?
     Perhaps some of their subsidiaries do. They do, however, have Penn Power in western Pennsylvania.

WILL WE BE STOPPING OR CONTINUING OUR EFFORTS IN RECRUITMENT FOR OTHER VACANT SPOTS IN GOVERNANCE?
     We will put recruitment on hold at the executive vice president level and other officer positions. However, we need to go on with our business and recruit wherever needed. Of course that will be difficult because of the unpredictable future.

WHAT WILL HAPPEN TO THE PENSION PLANS?
     Non-bargaining employees will most likely go by FirstEnergy's policies and programs. They are very similar to GPU's programs.

THE MERGER - WHAT'S BEING SAID

BY THE MEDIA...

          Media coverage of the announced merger of GPU, Inc., and FirstEnergy Corp., varied greatly focusing on a number of different issues. The issues in print stories about the merger in the days following the announcement included the size of the combined corporation, access to new markets, continued consolidation in the electric utility industry and the impact on jobs.

          The coverage also varied depending on where it appeared. The business page coverage of the announcement was more focused, dealing with shareholder impact, market share and efficiency. Local coverage, especially within the GPU Energy service area, focused on local issues.

          Here's a sampling of the headlines.
          New York Times
          FIRSTENERGY ACQUIRES GPU IN $4.5 BILLION CASH-STOCK DEAL

          Dow Jones Business News
          FIRSTENERGY TO PURCHASE GPU IN $4.5 BILLION DEAL

          The Wall Street Journal
          FIRSTENERGY AGREES TO ACQUIRE GPU INC., PAYING $4.5 BILLION IN CASH AND STOCK

          The Star-Ledger (Newark, N.J.)
          GPU AND FIRSTENERGY STRENGTHENED BY DEAL/Merger gives utilities access to new markets

          Reading Eagle/ Reading Times IN GPU SALE, FEW JOB CUTS FORECAST DAY ENDS FOR GPU INC.

          The 54 year-old utility decides to brighten its prospects by being bought by FirstEnergy

          Altoona Mirror
          OHIO COMPANY BUYS GPU INC.

          Daily Record (Morristown, N.J.)
          OHIO UTILITY TO BUY GPU INC.
          Job loses likely in Morris Township

          Patriot News (Harrisburg, Pa.)
          GPU ACCEPTS FIRSTENERGY'S MERGER DEAL

          The Beacon Journal (Akron, Ohio)
          FIRSTENERGY MERGER CREATES POWER GIANTS

          The Record (Hackensack, N.J.)
          A CONSOLIDATION OF POWER
          FirstEnergy, GPU merge in $11.9B deal

          Crain's Cleveland Business

          EXPERIENCE SHOULD GUIDE CURRENT MERGER

          Akron Beacon Journal

          FIRSTENERGY FOLLOWS TREND

          The Energy Daily (Washington, D.C.)
          FIRSTENERGY MOVES EAST, BUYS GPU FOR $11.9 BILLION

          Electric Utility Week
          FIRSTENERGY AND GPU SEE COMBINATION BOOSTING PLANT OUTPUT AND
EFFICIENCY

EDITOR'S NOTE: Ron Morano and Cindy Martin contributed to this story.

INDUSTRY NEWS
PECO ENERGY BUYING INTO SITHE

          PECO Energy Co. is buying 49.9 percent of Sithe Energies Inc.'s North American power generation businesses for $682 million, and has an option to purchase the entire company within five years, The Associated Press said.

          The deal is expected to close in the fourth quarter, by which time PECO's merger with Chicago-based Unicom Corp. is expected to be completed. The two companies are merging to form Exelon Corp.

          The Sithe power plants being purchased are primarily in Massachusetts and New York, but also include facilities in Pennsylvania, California, Colorado, Idaho, Canada and Mexico. The full purchase will make Exelon one of the top generation companies in the nation.

          Corbin A. McNeill Jr., chairman, president and chief executive of PECO, and John W. Rowe, chairman, president and chief executive of Unicom, will become co-chief executive officers of Exelon, the companies said in a joint statement.

          The PECO-Unicom deal, which would create a giant utility with more than $12 billion in annual revenues, still requires approval of the federal Nuclear Regulatory Commission and the Securities and Exchange Commission. Those rulings are expected by the end of September. PECO said it expects about 1,200 job cuts, about 5 percent of the work force for the combined companies, as a result of the deal.

          The deal with Sithe needs to be approved by the Nuclear
Regulatory Commission, the Securities and Exchange Commission, and state regulatory proceedings.

FIRSTENERGY SIGNS MASTER SERVICE
AGREEMENT WITH ALBRECHT INC.

          FirstEnergy Services Corp., a subsidiary of Akron, Ohio-based FirstEnergy Corp., signed a master energy services agreement with Albrecht Inc., a real estate and development firm in Akron. Albrecht owns and manages more than four million square feet of property throughout northeast Ohio, with distribution facilities and retail centers including 15 Acme grocery stores.

          Under a three-year agreement, FirstEnergy will provide electricity, natural gas, and facility services management, including heating, ventilating, air conditioning, energy conservation, and roofing maintenance to all Albrecht facilities.

          "We're excited to provide an established and growing enterprise like Albrecht a full range of energy services," said Doug Elliott, vice president of Sales, Marketing and Energy Services for FirstEnergy. "Agreements like this serve as a showcase for the variety of things FirstEnergy can do."

EPRI TO STUDY CAUSES
OF RECENT POWER OUTAGES

          The Electric Power Research Institute (EPRI), Palo Alto, Calif., has launched a two-year program - the Reliability Initiative - to study the root causes of recent power outages and to identify ways to reduce the risk of further problems, Transmission & Distribution World said.

          Deregulation of the electric power industry has brought many economic benefits, but the transition to a more competitive electricity market has led to an upsurge in reliability problems. Power outages in the United States have increased significantly in recent years.

          A major challenge to the system has been the large volume of transactions. In two sample control areas, the number of transactions swelled 464 percent over the last four years. Also, a change in power flows accompanied the increase. New patterns of power flow contained magnitudes and directions not previously studied or even seen. Therefore, operating experience on these patterns was minimal.

          EPRI expects the program to develop interim results that can immediately help reduce outages. Over the next two years, the organization plans to conduct detailed assessments of the three North American interconnections and provide guidance for reliability enhancement. In addition, reliability assessments also will be conducted for representative distribution systems, producing "best practices" guidelines for reliable operation.

IMPORTANT LEGAL INFORMATION UNDER

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This newsletter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by FirstEnergy and GPU with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company's other filings with the SEC may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone:
1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 310 Madison Avenue, Morristown, N.J. 07962,
Telephone: 1-973-401-8204.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the SEC to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.